(LOGO)

FOR IMMEDIATE RELEASE

Contact:  Don A. Baines
          Chief Financial Officer
          Chart Industries, Inc.
          (888) 704-7608

              CHART INDUSTRIES REPORTS 77% INCREASE IN NET INCOME
                            FOR 1998'S FIRST QUARTER

Mayfield Heights, OH - April 27, 1998 - Chart Industries, Inc. (NYSE: CTI) today reported record financial results for its first quarter ended March 31, 1998. A strong operating performance boosted sales 32 percent and led to a 77 percent increase in net income over the first quarter of 1997. Earnings per share on a diluted basis were $0.48.

Sales for the first quarter of 1998 rose 32.2 percent to $56.1 million from $42.2 million for the corresponding quarter in 1997. Record net income of $7.9 million, or $0.48 per share, for the first quarter of 1998 increased 77.2 percent from $4.5 million, or $0.30 per share, for the 1997 first quarter.

Commenting on Chart's 1998 first-quarter results, Arthur S. Holmes, Chairman and CEO, said, "We are pleased with the Company's exceptional operating performance. Our robust backlog and continued gains in productivity enabled us to match our quarterly sales record, which was set in the fourth quarter of 1997. A very favorable product mix also led us to record margins and profits."

"Our strategies continue to produce solid results. We are well positioned to experience continued profitable growth as a result of internal initiatives and positive contributions from Cryenco and our most recent acquisition, Chart Marston, Ltd."

Financial highlights are as follows (all figures are in thousands of dollars except per share amounts, which are based on average shares outstanding on a diluted basis):

                                             Three Months ended March 31,
                                              1998        1997      % Change
Sales                                      $56,104     $42,440          32.2
Gross profit                                20,364      12,168          67.4
Net income                                   7,942       4,481          77.2
Net income per share assuming dilution        0.48        0.30          60.0


CONSOLIDATED FIRST QUARTER 1998 FINANCIAL RESULTS
Sales for the three-month period ended March 31, 1998 were $56.1 million versus $42.4 million for the comparable 1997 period, an increase of $13.7 million, or
32.2 percent. The addition of Cryenco, acquired on July 31, 1997, contributed $6.8 million in industrial gas equipment sales to the first quarter. Sales to the hydrocarbon processing equipment market increased $8.9 million in a year-over-year comparison and accounted for 31.2 percent of total sales compared with 20.2 percent last year.

                             Chart Industries, Inc.
          5885 Landerbrook Dr. Suite 150 Mayfield Heights, Ohio 44124
                          (440) 755-1490 Fax 739-1491

Gross profit for the the three-month period ended March 31, 1998 was $20.4 million versus $12.2 million for the comparable period in 1997, an improvement of $8.2 million or 67.4 percent. Gross profit margin for the 1998 first quarter was 36.3 percent compared with 33.7 percent and 28.7 percent in Chart's 1997 fourth and first quarters, respectively. The shift in the sales mix to the higher margin hydrocarbon processing equipment, combined with better productivity, led to the increased gross profit margin.

Selling, general and administrative (SG&A) expense for the three-month period ended March, 31, 1998 was $8.1 million, an increase of $2.8 million over the first quarter of 1997. SG&A expense in Chart's 1998 first quarter included $900,000 for the addition of Cryenco, increased commission expenses driven by higher margin hydrocarbon processing equipment sales and increased incentive related expenses. As a percentage of sales, SG&A expense increased to 14.5 percent for the 1998 first quarter from 12.7 percent for the first quarter of 1997, also as a result of increased commission and incentive related expenses which are more directly tied to increasing profitability.

Cash provided by operations for the 1998 first quarter was $7.9 million compared with $3.5 million in 1997's first quarter. The Company's 1998 first quarter cash flow continued to reflect the current earnings plus depreciation and amortization.

In March 1998, the Company purchased previously leased land and buildings at the Cryenco facility for $3.5 million. With the 1997 fourth quarter completion of the plant expansion for the heat exchanger product lines, capital expenditure in the first quarter of 1998 declined to $1.3 million from $2.1 million for the same period in 1997.

On March 27, 1998, the Company completed it acquisition of the Industrial Heat Exchanger (IHE) division of IMI Marston Limited, a wholly-owned subsidiary of IMI plc. IHE primarily manufactures brazed aluminum heat exchangers for industrial cryogenic applications. Under the terms of the agreement, the Company formed a wholly-owned subsidiary in the U.K., Chart Marston Limited, which acquired the assets of IHE for 21 million pounds (approximately U.S.
$35.3 million). The Company borrowed 11 million pounds (approximately U.S.
$18.5 million) on its $45 million multi-currency credit facility to complete the acquisition. The allocation of the purchase price included in the March 31, 1998 condensed consolidated balance sheet is preliminary and is based on IHE's valuations as of that date. Operating results for Chart Marston will be included in the Company's financial statements commencing April 1, 1998.

The investment of excess cash subsequently used for the Chart Marston acquisition generated net interest income for the 1998 first quarter of $190,000 versus $8,000 for the prior year's first quarter. As March 31, 1998, the Company had borrowings of $18.4 million on its $45 million credit facility. The Company was in compliance with all covenants related to this facility at March 31, 1998. The Company forecasts sufficient cash flow from operations and available borrowings to fund principal and interest payments, dividends and capital expenditures.

Backlog
Chart's consolidated firm order backlog at March 31, 1998 was $144.0 million, an increase of $16.5 million from $127.5 million at December 31, 1997. Orders for the 1998 first quarter totaled $46.7 million, compared with $31.7 million for the 1997 first quarter. Chart Marston added $25.9 million to the backlog at March 31, 1998.

Industrial gas equipment backlog at March 31, 1998 was $75.9 million, up from $59.5 million at the close of the 1997 fourth quarter. First quarter orders increased $8.8 million in a year-over-year comparison to $27.0 million in 1998 from $18.2 million in 1997, primarily due to the $7.1 million addition of Cryenco. Chart Marston added $16.6 million in industrial gas equipment backlog at

March 31, 1998. While this segment of Chart's business has experienced some softening in inquiries and consumer forecasts, order levels remain high.

Hydrocarbon processing equipment backlog stood at $53.0 million at March 31, 1998, compared with $49.9 million at December 31, 1997. Orders for the 1998 first quarter increased $8.4 million to $11.5 million from $3.1 million for the same quarter last year on the strength of orders for brazed aluminum heat exchangers. This market remains very strong. The ethylene, LNG and natural gas processing segments, in particular, have a number of projects in quotation.

Special products backlog totaled $15.2 million at March 31, 1998, down from $18.1 million at the 1997 year-end. The LIGO project, which will be completed in 1998, accounted for $6.3 million of backlog at the end of the 1998 first quarter. Orders declined $2.1 million in a year-over-year comparison to $8.3 million for the 1998 first quarter from $10.4 million for last year's first quarter. The market for vacuum equipment remains active, with both domestic and international demand for satellite testing chambers running particularly strong.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, and worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

Chart Industries, Inc., manufactures standard and custom-built industrial purpose equipment primarily for low-temperature and cryogenic applications. The Company also manufactures other industrial equipment such as structural pipe supports, stainless steel tubing and high-vacuum systems. Headquartered in Mayfield Heights, Ohio, Chart has domestic operations located in Arkansas, California, Colorado, Louisiana, Massachusetts, New Hampshire, Ohio, Pennsylvania and Wisconsin, and a European operation located in Wolverhampton, England.

For more information on Chart Industries, Inc., via the internet, visit our home page at Chart-Industries.com or the Corporate News on the Net page at http://www.businesswire.com/cnn/ctl.htm or via fax through our News on Demand Service at (800) 311-7462.

Due to the recent change in the corporate headquarters area code from 216 to 440, many callers have experienced problems in reaching the Company by phone and fax. The problem is a result of the caller's phone service not recognizing the new area code and exchange. If you are still experiencing problems, please have your phone service provider check whether your system recognizes the new area code and exchange.

(See attached financial tables)

                    CHART INDUSTRIES, INC., AND SUBSIDIARIES
                               MARKET INFORMATION
                            FOR 1998'S FIRST QUARTER

                            Three Months ended March 31, 1998
                         ------------------------------------------
                                  Percent   Gross   Percent  Gross
                          Sales     of      Profit    of     Profit
                          ($000)   Total    ($000)   Total   Margin
                         -------  ------    ------  ------   ------
Industrial Gas.......... $27,236   48.5%    $9,006   44.2%   33.1%
Hydrocarbon Processing..  17,626   31.3%     7,490   36.8%   42.7%
Special Products........  11,342   20.2%     3,868   19.0%   34.1%
                          ------   -----     -----   -----   -----

                    CHART INDUSTRIES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (dollars in thousands)


ASSETS                               March 31,            December 31,
                                       1998                   1997
                                     ---------            ------------

Current Assets
  Cash and cash equivalents          $  5,926                 $ 22,095
  Accounts receivable                  41,498                   31,636
  Inventories                          28,514                   25,617
  Other current assets                  5,555                    5,501
                                     --------             ------------
Total Current Assets                   81,493                   84,849

Property, plant & equipment, net       40,074                   27,241
Goodwill, net                          40,050                   15,698
Other intangible assets, net            1,142                    1,131
                                     --------             ------------
TOTAL ASSETS                         $162,759                 $128,919
                                     ========             ============

LIABILITIES & SHAREHOLDERS EQUITY

Current Liabilities
  Accounts payable                   $ 11,185                 $  8,911
  Customer advances                    16,872                   13,710
  Billings in excess of contract
    revenue                             1,741                    3,030
  Accrued expenses and other
    liabilities                        26,628                   21,514
  Current portion of long-term
    debt                                  562                      558
                                     --------                 --------
Total Current Liabilities              56,988                   47,723

Long-term debt                         22,487                    4,195

Deferred income taxes                     544                      544

Shareholders' Equity                   82,740                   76,457
                                     --------                 --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY               $162,759                 $128,919
                                     ========                 ========

The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                    CHART INDUSTRIES, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (dollars in thousands, except per share amounts)


                                                                   Three Months Ended
                                                                        March 31,
                                                                     1998       1997
                                                                   --------   --------

Sales.............................................................  $56,104    $42,440
Cost of products sold.............................................   35,740     30,272
                                                                   --------    -------
Gross profit......................................................   20,364     12,168
Selling, general & administrative expenses........................    8,145      5,386
                                                                   --------    -------
Operating income..................................................   12,219      6,782
Interest income - net.............................................      190          8
                                                                   --------    -------
Income before income taxes........................................   12,409      6,790
Income taxes......................................................    4,467      2,309
                                                                   --------    -------
Net income........................................................   $7,942     $4,481
                                                                   ========    =======

Net income per common share.......................................    $0.49      $0.31
                                                                   ========    =======

Net income per common share - assuming dilution...................    $0.48      $0.30
                                                                   ========    =======

Shares used in per share calculations..............................  16,148     14,654
Shares used in per share calculations - assuming dilution..........  16,416     14,967

                    CHART INDUSTRIES, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (dollars in thousands)

                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                  ---------------------
                                                    1998          1997
                                                  -------       -------
OPERATING ACTIVITIES
  Net Income                                      $ 7,942       $ 4,481
  Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization                   1,297           679
    Contribution of stock to
      employee benefit plans                          577           188
    Increase (decrease) in cash resulting from
      changes in operating assets and
      liabilities net of effects
      of businesses acquired:
        Accounts receivable                          (228)         (417)
        Inventory and other current assets           (191)        1,475
        Accounts payable and accrued liabilities      701          (221)
        Billings in excess of contract revenues
          and customer advances                    (2,183)       (2,695)
                                                   ------        ------
  Net Cash Provided By Operating Activities         7,915         3,490

INVESTING ACTIVITIES
  Capital expenditures                             (1,332)       (2,120)
  Acquisition of Marston                          (35,324)
  Acquisition of Cryenco land and building         (3,500)
  Other investing activities                           12            39
                                                  -------       -------
Net Cash Used in Investing Activities             (40,144)       (2,081)

FINANCING ACTIVITIES
  Borrowings on credit facility                    18,471         2,750
  Repayments on credit facility                                  (1,500)
  Repayments on long-term debt                       (101)          (97)
  Treasury stock and stock option
    transactions                                   (1,098)       (5,490)
  Dividends paid to shareholders                   (1,212)         (891)
                                                  -------       -------
  Net Cash Provided by (Used in)
    Financing Activities                           16,060        (5,228)
                                                  -------       -------
Net decrease in cash and cash equivalents         (16,169)       (3,819)
Cash and cash equivalents at beginning
  of period                                        22,095         9,408
                                                  -------       -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $ 5,926       $ 5,589
                                                  =======       =======